EMPLOYMENT / CONSULTING AGREEMENT

This Employment / Consulting Agreement (this “Agreement”), dated as of January 16, 2014, confirms the following understandings and agreements by and between Allied World National Assurance Company, a New Hampshire corporation (the “Company”), and W. Gordon Knight (the “Employee”).

W I T N E S S E T H:

WHEREAS, Employee and the Company are parties to that certain Amended and Restated Employment Agreement, dated as of October 1, 2008 (the “Employment Agreement”); and

WHEREAS, in connection with the mutual agreement of Employee and the Company relating to the Employee’s new role at the Company, and in consideration of the payments and benefits described herein, Employee and the Company have mutually agreed to terminate the Employment Agreement, and to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is hereby agreed as follows:

1. Resignation as an Executive; Acceptance and Term of Employment. (a) From and after January 31, 2014, Employee agrees the he will no longer serve as an executive officer of the Company and will resign from any and all positions Employee held as an officer or director of Allied World Assurance Company Holdings, AG (the “Parent”) and its direct or indirect subsidiaries (the “Company Group”).

(b) The Company agrees to employ Employee and Employee agrees to serve the Company on the terms and conditions set forth herein. The term of employment shall commence on January 31, 2014 and shall continue until January 31, 2019, unless earlier terminated by the Company for Cause (as defined in Section 7 below).

2. Duties. Employee shall have those duties and responsibilities as may be assigned by the Parent’s Chief Executive Officer from time to time.

3. Compensation; Continued Vesting of Equity Awards. During the term of employment, Employee shall be paid $10,000 per month, payable in accordance with the regular payroll practices of the Company. All stock options granted to Employee under the Parent’s Third Amended and Restated 2001 Employee Stock Option Plan, all performance-based awards and restricted stock units granted under the Parent’s Third Amended and Restated 2004 Stock Incentive Plan and all performance-based awards and restricted stock units granted under the Parent’s 2012 Omnibus Incentive Compensation Plan shall continue to vest in accordance with their terms; provided, that Employee remains employed with the Company or another company within the Company Group. The Company may withhold from any payments made under this Agreement all applicable taxes, including, but not limited to, income, employment and social insurance taxes, as shall be required by law.

4. Benefits. During the term of employment, Employee shall be entitled to participate in health, insurance and other benefits generally provided to similarly situated employees of the Company that are made available and as are in effect from time to time. During the term of employment, Employee shall be entitled to an office at the Company’s office in Atlanta, Georgia or such other location as the Employee and the Company shall mutually agree.

5. Restrictive Covenants. Employee acknowledges and agrees that (A) the agreements and covenants contained in this Section 5 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the business and assets of the Company Group; and (B) by his employment with the Company, Employee has and will obtain knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, contacts, know-how, training and experience could be used to the substantial advantage of a competitor of the Company Group and to the Company Group’s substantial detriment.

(a) Non-Competition. Employee covenants and agrees that during the period commencing on the date hereof and ending on January 31, 2019 (the “Non-Compete Period”), with respect to Bermuda (including any province thereof), any State of the United States of America or any other jurisdiction in which any member of the Company Group engages (or has committed plans to engage) in business during the term of employment, or, following termination of Employee’s employment, was engaged in business (or had committed plans to engage) at the time of such termination of employment, Employee shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any Person (as defined in Section 7 below) (other than any member of the Company Group), that engages in any Competitive Activities (as defined in Section 7 below). Notwithstanding anything herein to the contrary, this Section 5(a) shall not prevent Employee from acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly-held corporation or from being a passive investor in any mutual fund, hedge fund, private equity fund or similar pooled account so long as Employee’s interest therein is less than three percent (3%) and he has no role in selecting or managing investments thereof.

(b) Non-Interference. During the period commencing on the date hereof and ending on January 31, 2019, Employee shall not, directly or indirectly, for his own account or for the account of any other Person, engage in Interfering Activities (as defined in Section 7 below).

(c) Blue Pencil. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 5 unenforceable, the other provisions of this Section 5 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to a permissible duration or size.

6. Breach of Restrictive Covenants. Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Section 5 hereof may result in material irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the posting of a bond or the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 5 hereof, restraining Employee from engaging in activities prohibited by Section 5 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 5 hereof. Notwithstanding any other provision to the contrary, the Non-Compete Period, in the case of the covenants contained in Section 5(a), and the Non-Interference Period, in the case of the covenants contained in Section 5(b), shall be tolled during any period of violation of any of such covenants and during any other period required for litigation during which the Company seeks to enforce such covenants against Employee or another Person with whom Employee is affiliated if it is ultimately determined that Employee was in breach of such covenants.

7. Additional Definitions.

(a) “Cause” shall mean (i) Employee’s willful failure (except where due to physical or mental incapacity), willful neglect or willful refusal to substantially perform his duties; (ii) any willful or intentional act of Employee with regard to any member of the Company Group that has the effect of injuring the reputation or business of any member of the Company Group in a material manner; (iii) Employee’s conviction of, or plea of guilty or nolo contendere to, the commission of a criminal act that would constitute a felony in the United States; (iv) the commission by Employee of an act of fraud, embezzlement or material dishonesty against any member of the Company Group (other than a good faith expense account dispute); or (v) Employee’s breach of any material provision of this Agreement.

(b) “Competitive Activities” shall mean any business activities in which any member of the Company Group is engaged, or has committed plans to engage, during the term of employment.

(c) “Interfering Activities” shall mean (i) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce, any Person employed by, as agent of, or a service provider to, any member of the Company Group to terminate (or, in the case of an agent or service provider, reduce) such Person’s employment, agency or service, as the case may be, with any member of the Company Group; provided, that the foregoing shall not be violated by general advertising not targeted at employees of any member of the Company Group nor by serving as a reference upon an employee’s request with regard to an entity with which Employee is not affiliated; or (ii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any customer, supplier (including insurance brokers), licensee or other business relation of any member of the Company Group to cease doing business with or reduce the amount of business conducted with any member of the Company Group, or in any way interfere with the relationship between any such customer, supplier (including insurance brokers), licensee or business relation and any member of the Company Group.

(d) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization or other form of business entity.

8. Miscellaneous.

(a) Entire Agreement; Amendments. Employee and the Company represent and acknowledge that, in executing this Agreement, neither has relied upon any representation or statement not set forth herein. This Agreement sets forth the entire agreement between the parties hereto and supersedes any and all prior negotiations, discussions, agreements or understandings between the parties hereto pertaining to the subject matter hereof, including the Employment Agreement. This Agreement may not be changed, amended or modified, except by writing signed by the party affected by such change, amendment or modification. To avoid any confusion, the parties hereto acknowledge that the Amended and Restated Indemnification Agreement, by and among the Parent, Allied World Assurance Company, Ltd and the Employee, dated as of December 1, 2010, shall remain in full force and effect.

(b) Dispute Resolution. Any controversy arising out of or relating to this Agreement or the breach hereof (other than claims for injunctive relief pursuant to Section 6 hereof) shall be settled by binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (before a single arbitrator) and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The costs of any such arbitration proceedings shall be borne equally by the Company and Employee; provided, however, that the arbitrator shall have the right to award to either party reasonable attorneys’ fees and costs expended in the course of such arbitration or enforcement of the awarded rendered thereunder. Any award made by such arbitrator shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(c) Notices. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, with a copy sent to the General Counsel of Parent, and all notices or communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records. Any notice so addressed shall be deemed to be given: (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

(d) Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(e) Survival. Sections 5, 6 and 8 shall survive the termination of this Agreement.

(f) Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(g) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without application of conflict of law provisions.

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ALLIED WORLD NATIONAL ASSURANCE COMPANY

By:
Name:
Title:

EMPLOYEE

By:

W. Gordon Knight